Exhibit B-17(b)

REGULATIONS
OF
SOUTHERN GULF RAILWAY LLC

These Regulations (the "Regulations") of Southern Gulf Railway LLC is entered into by Entergy Gulf States, Inc., a Texas corporation, as the sole member of the Company (as defined below) (including any substitute member of the Company, the "Member").

The Member, by execution of these Regulations, hereby forms a limited liability company pursuant to and in accordance with the Texas Limited Liability Company Act, as amended from time to time (the "Act"), and hereby agrees as follows:

1. Name, Member and Certificates. The name of the limited liability company formed hereby is Southern Gulf Railway LLC (the "Company"). The Company is hereby formed pursuant to a Plan of Conversion, dated as of December 17, 2003, pursuant to which Southern Gulf Railway Company, a corporation incorporated under the Texas Business Corporation Act, is converted to the Company, as the converted entity. Except as otherwise provided in these Regulations, the sole member of the Company is Entergy Gulf States, Inc. Entergy Gulf States, Inc., as the sole member of the Company, shall own all of the membership interests in the Company.

2. Governmental Certificates. Entergy Gulf States, Inc., as an organizer within the meaning of the Act, has executed, delivered and filed the Articles of Organization with the Secretary of State of the State of Texas. The Member, the Management Committee or an Officer, of the Company, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose: Term. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business for which limited liability companies may be formed under the Act. The Company's existence shall commence on the Effective Date set forth in Section 28 below and shall continue until the Company terminates pursuant to Section 21 following dissolution.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of these Regulations, the Company shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f. invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of these Regulations;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services:

j. enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at such location as may be determined by the Member or the Management Committee.

6. Registered Office. The address of the registered office of the Company in the State of Texas is 350 Pine Street, Beaumont, TX 77701.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Texas is Paul A. Scheurich, 350 Pine Street, Beaumont, TX 77701.

8. Member. The name and the mailing address of the Member is

Name	Address
Entergy Gulf States, Inc.	350 Pine Street Beaumont, Texas 77701

The Member is admitted to the Company as a member at the time the Company's existence begins under Section 2.2.

9. Limited Liability. Except as otherwise provided herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Contributions. The Member is deemed admitted as a member of the Company upon the Effective Date of these Regulations set forth in Section 28 below. Upon the Effective Date, all of the shares of common stock of Southern Gulf Railway Company owned by the Member are converted into membership interests in the Company, pursuant to a Plan of Conversion dated December 17, 2003. Other than as provided above, the Member has not made any contribution to the Company.

11. Additional Contributions. The Member is not required to make any additional contributions to the Company. The Member may make additional contributions to the Company in the sole discretion of the Member.

12. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Managers of the Company. Notwithstanding any provision to the contrary contained in these Regulations, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Art. 5.09(a) of the Act or other applicable law.

14. Management

a. Management Committee. Except as expressly provided in the Act, the business and affairs of the Company shall be managed by or under the direction of a Management Committee of the Company (the "Management Committee") comprised of one or more "managers" (each a "Manager") to be elected, designated or appointed by the Member. The Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the entire Management Committee. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, but the number of Managers shall never be less than one (1). The initial number of Managers shall be two (2). Leo P. Denault and Steven C. McNeal are hereby appointed to be the initial Managers. Each Manager elected, designated or appointed by the Member shall hold office until his or her successor is elected and qualified or until such Manager's earlier death, resignation or removal. Managers need not be a Member or a resident of the State of Texas. A Manager shall be a "manager" within the meaning of the Act.

b. Powers. Except as otherwise expressly provided in the Act, the Management Committee shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

c. Meeting of the Management Committee. The Management Committee may hold meetings, both regular and special, within or without the State of Texas. Regular meetings of the Management Committee may be held without notice at such time and at such place as shall from time to time be determined by the Management Committee. Special meetings of the Management Committee may be called by the President (or, if there is no President or similar Officer, the Member) on not less than 24 hours' notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary (or, if there is no President or Secretary or similar Officers, the Member) in like manner and with like notice upon the written request of any one or more of the Managers.

d. Quorum; Acts of the Management Committee. At all meetings of the Management Committee, a majority of the Managers in person or by proxy shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of these Regulations, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Company, unless a greater number is required by law. If a quorum shall not be present at any meeting of the Management Committee, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Management Committee or of any sub-committee thereof may be taken without a meeting if all members of the Management Committee or sub-committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Management Committee or sub-committee. Any and all actions of the Management Committee must be taken at a duly authorized meeting of the Management Committee or upon unanimous written consent of the Management Committee.

e. Electronic Communications. Members of the Management Committee, or any subcommittee designated by the Management Committee, may participate in meetings of the Management Committee, or any sub-committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communication equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

f. Committees of Managers.

i. The Management Committee may designate one or more sub-committees, each sub-committee to consist of one or more of the Managers of the Company. The Management Committee may designate one or more Managers as alternate members of any subcommittee, who may replace any absent or disqualified member at any meeting of the subcommittee.

ii. In the absence or disqualification of a member of a sub-committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Management Committee to act at the meeting in the place of any such absent or disqualified member.

iii. Except as otherwise expressly provided in the Act, any such sub-committee, to the extent provided in the resolution of the Management Committee, shall have and may exercise all the powers and authority of the Management Committee in the management of the business and affairs of the Company. Such sub-committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Management Committee. Each sub-committee shall keep regular minutes of its meetings and report the same to the Management Committee when required.

g. Compensation of Managers; Expenses. The Management Committee shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Management Committee, which may be a fixed sum for attendance at each meeting of the Management Committee or a stated salary for each Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing sub-committees may be allowed like compensation for attending sub-committee meetings.

h. Removal of Managers. Unless otherwise restricted by law, any Manager may be removed, with or without cause by the Member, and any vacancy caused by any such removal may be filled by action of the Member.

    Managers as Agents. To the extent of their powers set forth in these Regulations, the Managers are agents of the Company for the purpose of the Company's business, and the actions of the Managers taken in accordance with such powers set forth in these Regulations shall bind the Company. However, except as provided in these Regulations, no Managers shall have the authority to bind the Company in his or her individual capacity.

15. Officers.

a. The Management Committee may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Any delegation pursuant to this Section 15 may be revoked at any time by the Management Committee. Any number of offices may be held by the same person. Each Officer shall hold office until his or her successor is elected and qualified or until such officer's earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Management Committee. Any initial Officer or any Officer elected or appointed by the Management Committee may be removed at any time, with or without cause, by the affirmative vote of a majority of the Management Committee. Any vacancy occurring in any office of the Company shall be filled by the Management Committee.

b. Officers as Agents. The Officers, to the extent of their powers set forth in these Regulations, the Act or otherwise vested in them by action of the Management Committee not inconsistent with these Regulations, are agents of the Company for the purpose of the Company's business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

c. Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Texas.

16. Other Business. The Member and Managers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of these Regulations.

17. Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company, or to any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by these Regulations, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member's, Manager's or Officer's gross negligence or willful misconduct and except to the extent that the foregoing exemption from liability is not permitted under the applicable provisions of the Texas Miscellaneous Corporation Laws Act (or any successor or replacement statute) as the same now exists or may hereafter be amended. To the full extent permitted by applicable law, a Member, Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or Officer by these Regulations, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of gross negligence or willful misconduct with respect to such acts or omissions and except to the extent that the foregoing exemption from liability is not permitted under the applicable provisions of the Texas Miscellaneous Corporation Laws Act (or any successor or replacement statute) as the same now exists or may hereafter be amended; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member, Manager or officer shall not have personal liability on account thereof.

18. Assignments. A Member may assign in whole or in part its membership interests with the written consent of the other Member(s), if any. If a Member transfers all of its limited liability interests pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of these Regulations. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19. Resignation. A Member may resign from the Company with the written consent of the other Member(s), if any. If a Member is permitted to resign pursuant to this Section 19, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of these Regulations. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member(s).

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the action of the Members to dissolve the Company, (ii) except as otherwise provided herein, the withdrawal, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company under Section 6.02 of the Act, or (iii) the entry of a decree of judicial dissolution under the Act.

b. Except to the extent set forth in Section 21 (a) of these Regulations, the occurrence of any event that terminates the continued membership of a Member in the Company shall not cause the dissolution of the Company, and, upon the occurrence of such an event, the business of the Company shall continue without dissolution if there is at least one remaining Member, and the business of the Company is continued by the vote of the Members. Such election to continue the business of the Company must be made within 90 days after the date of the occurrence of the event of dissolution.

c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

d. Except as set forth in this Section 21, the Company shall have perpetual existence.

22. Books and Records. The Management Committee shall keep or cause to be kept at its principal office complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Management Committee. Each Member and its duly authorized representatives shall have the right to examine the Company books and records and documents during normal business hours. The Company and the Management Committee on behalf of the Company shall not have the right to keep confidential from the Member(s) any information that the Management Committee would otherwise be permitted to keep confidential from the Member(s) pursuant to the Act. The Company's books of account shall be kept using the method of accounting determined by the Member(s). The Company's independent auditors shall be an independent public accounting firm selected by the Member(s).

23. Separability of Provisions. Each provision of these Regulations shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of these Regulations which are valid, enforceable and legal.

24. Governing Law. These Regulations shall be governed by, and construed under, the laws of the State of Texas (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

25. Amendments. These Regulations may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

26. Entire Agreement. These Regulations constitutes the entire agreement of the Member with respect to the subject matter hereof.

27. No State Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture, and that none of the Member or any Manager be a partner or joint venturer of the Member or any other Manager, for any purposes other than federal and state income tax purposes, and these Regulations may not be construed to suggest otherwise.

28. Effective Date. Notwithstanding any other provision hereof to the contrary, these Regulations shall be effective upon the issuance of a Certificate of Conversion by the Secretary of State evidencing the effectiveness of the conversion of Southern Gulf Railway Company to the Company (the "Effective Date").

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed these Regulations as of the 17th day of December, 2003.

Entergy Gulf States, Inc., as Member

By: /s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer